Exhibit F

CONFIDENTIAL

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDED AND RESTATED SUPPLY AGREEMENT NO. 1

This Amended and Restated Supply Agreement No. 1 (this “Agreement”) is made as of the last date set forth on the signature page hereto (the “Effective Date”) between TIANWEI NEW ENERGY (CHENGDU) WAFER CO., LTD., a People’s Republic of China company (hereinafter “TIANWEI”) and HOKU MATERIALS, INC., a Delaware corporation (hereinafter “HOKU”).  HOKU and TIANWEI are sometimes referred to in the singular as a “Party” or in the plural as the “Parties”.

Recitals

WHEREAS, HOKU and TIANWEI are parties to that certain Supply Agreement dated as of August 4, 2008, as amended by that Amendment to Supply Agreement dated as of August 14, 2008, Amendment No. 2 to Supply Agreement dated as of October 24, 2008, and Amendment No. 3 to Supply Agreement No. 1 dated as of May 2, 2009 (as amended, “Supply Agreement No. 1”), pursuant to which HOKU has agreed to sell to TIANWEI, and TIANWEI has agreed to purchase from HOKU, an aggregate of [*] metric tons of Products over a ten-year period.

WHEREAS, TIANWEI has paid to HOKU a total of US$44,000,000 as of the date hereof in product prepayments and advances (the “Prepayments”), in fulfillment of TIANWEI’s obligations under Sections 5.1, 5.2, and 5.3 of Supply Agreement No. 1, and in partial fulfillment of TIANWEI’s obligation under Section 5.4 of Supply Agreement No. 1.

WHEREAS, TIANWEI is still obligated to pay HOKU US$1,000,000 of the Fourth Deposit upon HOKU’s first shipment of Products pursuant to Section 5.4 of Supply Agreement No. 1.

WHEREAS, HOKU and TIANWEI NEW ENERGY HOLDINGS CO., LTD. (“TIANWEI PARENT”)  are parties to that certain Securities Purchase Agreement dated as of September 28, 2009, pursuant to which TIANWEI PARENT has agreed to cause TIANWEI to convert US$27,777,777.78 of the Prepayments into shares of common stock of HOKU’s parent company, Hoku Scientific, Inc., subject to the execution of this Agreement.

WHEREAS, the Parties have agreed to amend and restate the Supply Agreement No. 1 in its entirety to read as set forth in this Agreement.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

1.   Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

1.1.  “Affiliate” shall mean, with respect to either Party to this Agreement, any entity that is controlled by or under common control with such Party.

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1.2.  “Agreement” shall mean this Amended and Restated Supply Agreement No. 1 and all appendices annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof.

1.3.  “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.4.  “First Shipment Date” shall mean the first day after March 1, 2010, when HOKU commences deliveries to TIANWEI of Products pursuant to this Agreement.

1.5.  “Facility” shall mean any facility used by HOKU for the production of the Product.

1.6.  “Independent Expert” means any Qualified Laboratory that is reasonably acceptable to each of HOKU and TIANWEI; provided, however that if such parties cannot agree on the Independent Expert within ten (10) days, each Party shall select one independent expert form the list of Qualified Laboratories, and those two independent experts shall select the Independent Expert.

1.7.  “Minimum Annual Quantity of Product” means [*] metric tons ([*] kilograms).

1.8.      “Product” shall mean the raw polysilicon in chunk form manufactured by HOKU and sold to TIANWEI pursuant to this Agreement.

1.9.  “Product Specifications” shall mean the quality and other specifications set forth on Appendix 2 to this Agreement.

1.10.    “Qualified Laboratory” means each qualified laboratory set forth on Appendix 2 to this Agreement.

1.11.    “Term” shall mean the period during which this Agreement is in effect, as more specifically set forth in Section 9 of this Agreement.

1.12.    “Total Deposit” means US$17,222,222.23.

1.13.    “Year” shall mean each of the ten (10) twelve-month periods commencing on the First Shipment Date.

2.   Ordering.  Starting on the First Shipment Date and each Year during the term of this Agreement thereafter, TIANWEI agrees to purchase from HOKU, and HOKU agrees to sell to TIANWEI, the Minimum Annual Quantity of Product at the prices set forth on Appendix 1 to this Agreement (the “Pricing Schedule”).  This Agreement constitutes a firm order from TIANWEI for [*] metric tons of Product that cannot be cancelled during the term of this Agreement, except as set forth in Section 9 below.

3.   Supply Obligations.

3.1.  HOKU shall deliver each Year pursuant to this Agreement starting on the First Shipment Date at least the Minimum Annual Quantity of Product in approximately equal monthly shipments pursuant to Section 4.1 below; provided however, that if HOKU fails to deliver a monthly shipment, then HOKU may deliver any deficiency within [*] days without breaching this section or incurring any purchase price adjustment (pursuant to Section 3.3 below).  The foregoing [*] day grace period shall not apply to the first shipment that is scheduled for March 31, 2010.  Only shipments in excess of each scheduled monthly shipment pursuant to the Shipment Schedule (as defined in Section 4.1 below) will be

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considered as making up a quantity deficiency as stated above. Notwithstanding the preceding sentence, HOKU shall promptly inform TIANWEI of any occurrence which will, or may be expected to, result in material delay of the shipment date or quantity of any scheduled monthly shipment set forth in the Shipment Schedule, or any other material deviations from the Shipment Schedule.  HOKU shall use all commercially reasonable efforts to make complete delivery of Products scheduled for monthly shipment pursuant to the Shipment Schedule or, if later, as soon as commercially practicable. In the event that HOKU fails to deliver Products in accordance with the Shipment Schedule, TIANWEI may cause HOKU at HOKU’s own shipping responsibility, cost and expense to deliver Products to the locations designated by TIANWEI by rail or ocean cargo vessel. At any time during the term of this Agreement, HOKU may ship to TIANWEI up to the full cumulative balance of Minimum Annual Quantity of Product to be shipped through the end of this Contract (an “Excess Shipment”) with TIANWEI’s written consent. This shipment will be credited against each subsequent Minimum Annual Quantity of Product.  For example, if the Minimum Annual Quantity of Product for a given Year is [*] metric tons, and if HOKU delivers [*] metric tons in January, then the next shipment of [*] metric tons is not required until the following Year.

3.2.  HOKU intends to manufacture the Products at its Facility; however, notwithstanding anything to the contrary herein, HOKU may deliver to TIANWEI Products that are manufactured by a third party other than HOKU (“Third Party Products”), where HOKU is acting only as a reseller or distributor of such Products; and provided that the Products meet the Product Specifications and price set forth in this Agreement; and, provided further, that HOKU shall clearly label all Third Party Products and shall remain primarily liable for the acts and omissions of such third party producer in failing to meet the Quality Specifications.  HOKU shall notify TIANWEI in writing prior to the delivery of Third Party Products.

3.3.  Except in the case of a force majeure pursuant to Section 12 below, if HOKU does not supply any Products pursuant to Section 3.1 or 3.2 within [*] days of the scheduled delivery date, HOKU will provide TIANWEI with a purchase price adjustment. Such purchase price adjustment shall be [*] percent ([*]%) of the value of the respective delayed Products for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period.  Any purchase price adjustment as a result of this Section 3.3 will be immediately creditable by HOKU to the future invoiced price of the Products to be paid by TIANWEI commencing upon the date on which the purchase price reduction becomes due.  In lieu of making a cash payment to TIANWEI pursuant to this Section 3.3, HOKU may, at its option, pay for such purchase price adjustment in the form of a credit issued for future shipments of Products. Notwithstanding anything to the contrary, the maximum amount of such purchase price adjustment shall not exceed [*] percent ([*]%) of the value of the respective delayed Products.  Monthly shipments which are delayed beyond [*] ([*]) days shall be deemed to constitute a material breach of this Agreement pursuant to Section 9.2.1 below.  Notwithstanding the foregoing, if TIANWEI fails to make a payment to HOKU within the [*]-day period set forth in Section 5.6 below, HOKU shall not be required to supply any Product to TIANWEI until HOKU has received the past due amount including any interest payable thereon pursuant to this Agreement.  For the avoidance of doubt, TIANWEI’s right to reduce the purchase price pursuant to this Section 3.3 shall not apply if HOKU is not fulfilling its supply obligations for this reason.

3.4.  HOKU hereby covenants and agrees that during the term of this Agreement, and provided that TIANWEI is not in breach of any material term of this Agreement, including, without limitation, its payment obligations hereunder, HOKU shall not ship any Products to any third party that is not one of HOKU’s Other Customers (as defined below) (e.g., spot market sales), until HOKU has satisfied its delivery obligations to TIANWEI pursuant to Section 3.1 of this Agreement.

4.   Shipping & Delivery.

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4.1.  Except as provided in Section 3.2 above, shipments shall be made from the Facility on a monthly basis in accordance with a shipment schedule that will be provided by HOKU each Year under this Agreement (the “Shipment Schedule”) no later than [*] days prior to the applicable Year.  The Shipment Schedule shall provide for approximately equal monthly shipments that add up to the Minimum Annual Quantity of Products.

4.2.  HOKU will use commercially reasonable efforts to make available to TIANWEI its first shipment of Products on or before March 31, 2010.

4.3.  [Reserved].

4.4.  In addition to the Minimum Annual Quantity of Product to be delivered to TIANWEI each Year beginning on the First Shipment Date pursuant to this Agreement, prior to the First Shipment Date, HOKU shall provide TIANWEI with a right of first refusal (the “ROFR”) on up to an aggregate of [*] metric tons of Spot Market Products (as defined in the final sentence of this paragraph).  TIANWEI’s ROFR on Spot Market Products shall be subject to the conditions and procedures set forth in the next sentences of this Section 4.4.  Prior to any sale of Spot Market Products to a third party, HOKU shall offer such Spot Market Products to TIANWEI in writing via facsimile or email (the “Offer”).  The Offer shall include the material terms of the offer, including price, volume and shipping terms.  TIANWEI shall provide HOKU with a written notice of acceptance of the Offer (the “Acceptance”) within 72 hours after receipt of the Offer.  The Acceptance, together with the Offer, shall be a firm order which cannot be cancelled by either Party.  The Acceptance may not change or add to the terms of the Offer, and any such changes shall be construed as a rejection of the Offer.  If TIANWEI does not provide the Acceptance within 72 hours after receipt of the Offer, or if TIANWEI rejects the Offer, then HOKU may sell such Spot Market Products to any third party.  If TIANWEI rejects the Offer, or fails to respond as provided herein within 72 hours, HOKU shall have thirty (30) calendar days to exercise its right to sell Spot Market Products to another customer on terms that are no more favorable to the other customer than those presented to TIANWEI in the Offer.  If HOKU does not so sell Spot Market Products pursuant to the Offer within said thirty (30) day period, HOKU must repeat this process. The foregoing ROFR shall expire on the earliest to occur of (A) HOKU’s shipment of an aggregate of [*] metric tons of Spot Market Products to TIANWEI prior to March 31, 2010; or (B) March 31, 2010.  Notwithstanding the foregoing, HOKU shall have no obligation to ship to TIANWEI any Products that do not meet (or exceed) the Product Specifications.  “Spot Market Products” means Products that are not required to be shipped pursuant to any of HOKU’s existing commitments to Shanghai Alex New Energy Co., Ltd., Wuxi Suntech Power Co., Ltd., Solarfun Power Hong Kong Limited, Jiangxi Jinko Solar Co., Ltd. and Wealthy Rise International, Ltd. (the “Other Customers”), and which would otherwise be sold to other new customers or on the spot market.  For the avoidance of doubt, the foregoing existing commitments do not include commitments to sell unallocated products to Shanghai Alex New Energy Co., Ltd., or Wealthy Rise International, Ltd.

4.5.       Notwithstanding anything to the contrary in herein, HOKU shall have no obligation to ship any Products to TIANWEI until after HOKU has fulfilled its existing shipment obligations to each of HOKU’s Other Customers as of the date hereof, and no price adjustments or penalties shall accrue on any resulting late shipments of Products to TIANWEI.

5.     Payments & Advances.

5.1.  HOKU acknowledges receipt from TIANWEI of the prepayment of Fifteen Million U.S. Dollars (US$15,000,000) via wire transfer of immediately available funds (the “Initial Deposit”).

TIANWEI Initials & Date ___________________________	HOKU Initials & Date ___________________________

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5.2.  HOKU acknowledges receipt from TIANWEI of an additional sum of Fifteen Million U.S. Dollars (US$15,000,000) (the “Second Deposit”) as an advance payment for Products to be delivered under this Agreement.

5.3.  HOKU acknowledges receipt from TIANWEI of an additional sum of Ten Million U.S. Dollars (US$10,000,000) (the “Third Deposit”) as an advance payment for Products to be delivered under this Agreement.

5.4.  HOKU acknowledges receipt from TIANWEI of an additional sum of Four Million U.S. Dollars (US$4,000,000), and TIANWEI agrees that it shall pay in cash to HOKU the additional sum of One Million U.S. Dollars (US$1,000,000) (collectively, the “Fourth Deposit” and together with the Second Deposit and the Third Deposit, the “Main Deposit”)  as an advance payment for Products to be delivered under this Agreement.  Payment of the Fourth Deposit shall be made when HOKU completes the shipment to TIANWEI of a cumulative aggregate of [*] metric tons of Products pursuant to Section 4 of this Agreement (including Products shipped in calendar year 2009).

5.5.  HOKU acknowledges receipt from TIANWEI of an irrevocable stand-by letter of credit in substantially the form of Appendix 3 attached hereto (the “Letter of Credit”) by the issuing bank (the “Issuing Bank”) in the amount of the Main Deposit.  The Letter of Credit shall be freely assignable by HOKU in connection with any assignment of this Agreement by HOKU pursuant to Section 14.4  below.  Payment to HOKU of the Fourth Deposit shall be made by the Issuing Bank upon its receipt of written notice that TIANWEI has failed to make the payment of the Fourth Deposit.  The Letter of Credit shall expire after the Main Deposit has been paid in full.

5.6.  HOKU shall invoice TIANWEI at or after the time of each shipment of Products to TIANWEI. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to TIANWEI’s address as provided herein. Payment terms for all invoiced amounts shall be [*] days from date of shipment. All payments shall be made in U.S. Dollars. Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 11 below, shipments to TIANWEI shall be credited against the Total Deposit on a pro rata basis during the first through tenth Year from the First Shipment Date. Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 11, shipments to TIANWEI shall be credited against the Total Deposit in accordance with the Credit Schedule on Appendix 1.

5.7.  The prices for the Products do not include any excise, sales, use, import, export or other similar taxes, such taxes will not include income taxes or similar taxes, which taxes will be invoiced to and paid by TIANWEI, provided that TIANWEI is legally or contractually obliged to pay such taxes. HOKU and TIANWEI shall work together to eliminate the possibility of taxes, but if there are any assessed, HOKU shall promptly remit to TIANWEI in full any such taxes paid by TIANWEI which are refunded to HOKU in whole or in part.  TIANWEI shall be responsible for all transportation charges, duties or charges, liabilities and risks for shipping and handling (and hereby indemnifies HOKU for such costs, liabilities and risks); thus, the price for the Products shall not include any such charges.

5.8.  Late payments and outstanding balances shall accrue interest at the lesser of 18% per annum or the maximum allowed by law.

6.   Security Interest.  HOKU hereby grants to TIANWEI a continuing security interest in all of the tangible and intangible assets related to HOKU’s polysilicon business pursuant to the terms of the Security Interest Agreement dated the date hereof, a copy of which is attached hereto as Appendix 5 (the “Security Interest Agreement”).

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7.   Product Quality Guarantee.

7.1.  HOKU warrants to TIANWEI that the Products shall meet the Product Specifications. For each shipment, this warranty shall survive for [*] days after the applicable shipment date (the “Warranty Period”).  Upon release of the Products to a common carrier or freight forwarder, FOB origin (INCOTERMS 2000), HOKU warrants that the Products shall be free of all liens, mortgages, encumbrances, security interests or other claims or rights.  HOKU will, upon prompt notification from TIANWEI, and TIANWEI’s compliance with HOKU’s instructions, refund in full, including all direct costs, or replace, at TIANWEI’s sole option and at HOKU’s expense, any Product which does not meet the Product Specifications, and TIANWEI shall comply with the inspection and return goods policy described in Section 8 below with respect to such Products.  No employee, agent or representative of HOKU has the authority to bind HOKU to any oral representation or warranty concerning the Products.  Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of HOKU shall not be enforceable by TIANWEI.  HOKU makes no warranty and shall have no obligation with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized alterations to the Products.

7.2.  HOKU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.  HOKU’s sole responsibility and TIANWEI’s exclusive remedy for any claim arising out of the purchase of any Product is a refund or replacement, as described above.  In no event shall HOKU’s liability exceed the purchase price paid therefor plus the direct expenses associated with the refund or replacement; nor shall HOKU be liable for any claims, losses or damages of any individual or entity or for lost profits or any special, indirect, incidental, consequential, or exemplary damages, howsoever arising, even if HOKU has been advised of the possibility of such damages.

7.3.  HOKU shall, at its own expense, indemnify and hold TIANWEI and its Affiliates harmless from and against any expense or loss resulting from any actual or alleged infringement of any patent, trademark, trade secret, copyright, mask work or other intellectual property related to the Products, and shall defend at its own expense, including attorneys fees, any suit brought against TIANWEI or TIANWEI’s Affiliates alleging any such infringement.  TIANWEI agrees that:  (i) TIANWEI shall give HOKU prompt notice in writing of any such suit; (ii) if HOKU provides evidence reasonably satisfactory to TIANWEI of HOKU’s financial ability to defend the matter vigorously and pay any reasonably foreseeable damages, TIANWEI shall permit HOKU, through counsel of HOKU’s choice, to answer the charge of infringement and defend such suit (but TIANWEI, or TIANWEI’s Affiliate may be represented by counsel and participate in the defense at its own expense); and (iii) TIANWEI shall give HOKU all needed information, assistance, and authority, at HOKU’s expense, to enable HOKU to defend such suit.  In case of a final award of damages in any such suit HOKU shall pay such award, but shall not be responsible for any settlement made without its prior consent.  Except as otherwise expressly set forth herein, HOKU disclaims any obligation to defend or indemnify TIANWEI, its officers, agents, or employees, from any losses, damages, liabilities, costs or expenses which may arise out of the acts of omissions of HOKU.

8.   Inspection and Return Goods Policy.

8.1.  An inspection of appearance of each shipment of Product shall be made by TIANWEI in accordance with sound business practice upon the delivery of the Product, and in no case later than [*] weeks after delivery at TIANWEI’s factory. TIANWEI shall inform HOKU promptly, and in no case later than six weeks after delivery of Product, in case of any obvious damages or other obvious defects to the

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Product which TIANWEI discovers under the inspection of appearance.  All Products shall be double-packaged in polyethylene bags suitable for maintaining the quality of the Products and for long-distance overseas shipping, which will be weighed and bar-coded for tracking purposes prior to shipment.

8.2.  TIANWEI shall perform final inspection of the Product upon introducing the Product into TIANWEI’s production process. Such inspection shall take place during the Warranty Period.  If the Product does not meet the Product Specifications, TIANWEI shall notify HOKU in writing without undue delay after the inspection and, together with the notification, submit documentary evidence of the result of the final inspection whereupon HOKU shall have the right to undertake its own inspection prior to any return of the Products pursuant to Section 8.3 below.  HOKU is required to acknowledge TIANWEI’s notification within two (2) business days and provide an action plan within ten (10) business days thereafter to solve the issue.  If no such action plan is received by TIANWEI within six (6) weeks, it shall be deemed that HOKU has accepted the returned Products.  HOKU reserves the right to reverse any credit issued to TIANWEI if, upon return, such Product is determined by an Independent Expert not to be defective. The conclusion of the Independent Expert shall be final, binding and non-appealable in respect of the conformity of the Products to the warranties set forth in Section 7.1 above.  The fees and expenses of the Independent Expert shall be paid solely by the party that does not succeed in the dispute.

8.3.  Products may be returned to HOKU within the later of (a) [*] days after discovery of a defect consistent with Sections 8.1 and 8.2 above; and (b) [*] days after HOKU completes its inspection and confirms the defect pursuant to Section 8.2 above, for replacement or a refund including all other direct expenses.  To assure prompt handling, HOKU shall provide TIANWEI a return goods authorization number within 48 hours of TIANWEI’s request.  Provided that HOKU communicates this number to TIANWEI within such timeframe, TIANWEI will reference this number on return shipping documents.  Returns made without the authorization number provided by HOKU in accordance with the foregoing may be subject to HOKU’s reasonable charges due to HOKU’s additional handling costs.

9.   Term and Termination.

9.1.  The term of this Agreement shall begin on the Effective Date and provided that the first delivery of the Product under this Agreement shall occur on March 31, 2010, or earlier, and unless previously terminated as hereinafter set forth, shall remain in force for a period of ten Years beginning with the First Shipment Date.

9.2.  Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

9.2.1.  Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within sixty (60) days after written notice thereof; provided, however, that such cure period shall not modify or extend the 120-day cure period for HOKU’s delivery obligations pursuant to Section 3.3 above; and provided, further that such sixty (60) day cure period shall not apply to TIANWEI’s failure to make any payment to HOKU pursuant to this Agreement.  In the event of TIANWEI’s failure to make payment on the 60-day payment terms set forth in Section 5.6 hereof, termination by HOKU shall require the issuance of a written notice of default containing the threat of immediate termination if payment is not made within an additional grace period of not less than ten (10) business days.  For purposes of this Section 9.2.1, a “material breach” means a monthly shipment which is delayed beyond one hundred twenty (120) days, a payment default or any other material breach of this Agreement which materially and adversely affects a Party or

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which occurs on multiple occasions.  In addition, TIANWEI shall have the right to terminate this Agreement if HOKU breaches in any material respect any of its material obligations under the Security Interest Agreement.

9.2.2.  Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

9.2.3.  If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or

9.2.4.  In accordance with the provisions of Section 12 (Force Majeure) below; provided, however, that TIANWEI may not terminate this Agreement pursuant to Section 12 if HOKU is supplying Products to TIANWEI pursuant to Section 3.2 of this Agreement.

9.2.5.  Without limiting the foregoing, TIANWEI shall have the right to terminate this Agreement if (A) HOKU does not deliver the Officer’s Certificate pursuant to Section 13.3 below by the date specified therein, or (B) the First Shipment Date does not occur on or before March 31, 2010.

9.3.  HOKU shall have the right to terminate this Agreement if TIANWEI and the Issuing Bank have failed to pay the Fourth Deposit in accordance with Section 5.4 of this Agreement, in which case HOKU shall retain the Initial Deposit, the Second Deposit and the Third Deposit as liquidated damages.

9.4.  Upon the expiration or termination of this Agreement howsoever arising, the following Sections shall survive such expiration or termination: Sections 1 (Definitions); Section 7 (Product Quality Guarantee), Section 8 (Inspection and Return Goods Policy); Section 9 (Term and Termination); Section 10 (Liability); Section 11 (Liquidated Damages); and Section 14 (General Provisions).

9.5.  If TIANWEI terminates this Agreement pursuant to Section 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5 or 12 then any funds remaining on the Total Deposit on such date of termination shall be returned to TIANWEI; provided however that if TIANWEI is in material breach of this Agreement at the time it terminates this Agreement, then HOKU shall not be required to repay any remaining amount of the Total Deposit up to the amounts of HOKU’s direct loss from such material breach (unless TIANWEI cures such breach within the applicable cure period) or TIANWEI’s other outstanding and unpaid obligations hereunder (including, without limitation, obligations under Section 11).

9.6.  If HOKU terminates this Agreement pursuant to Section 9.2.1, 9.2.2, 9.2.3, 9.2.4, or 12 then HOKU shall be entitled to retain the Total Deposit including any funds remaining on the Total Deposit on such date of termination in accordance with Section 11.  “Funds remaining” on the Total Deposit are funds not applied against TIANWEI’s purchase of Product, pursuant to Section 5.6 above, for Product actually shipped to TIANWEI hereunder.

9.7.  If TIANWEI terminates this Agreement pursuant to Section 9.2.1 due to HOKU’s breach of Section 3.4, then 150% of the funds remaining on the Total Deposit on such date of termination shall be returned to TIANWEI within fourteen (14) calendar days, with any late payment accruing interest pursuant to Section 5.8 above; provided however that if TIANWEI is in material breach of this

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Agreement at the time it terminates this Agreement, then HOKU shall not be required to repay any portion of the Total Deposit up to the amounts of HOKU’s direct loss from such material breach (unless TIANWEI cures such breach within the applicable cure period) or TIANWEI’s other outstanding and unpaid obligations hereunder (including, without limitation, obligations under Section 11).

10.       Liability.

10.1.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF TIANWEI OR HOKU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2.  NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE THE TOTAL DEPOSIT, EXCEPT (A) WITH RESPECT TO TIANWEI’S CONTINUING OBLIGATION TO PURCHASE THE PRODUCTS AS SET FORTH HEREIN, AND (B) HOKU’S OBLIGATION TO PAY 150% OF THE FUNDS REMAINING ON THE TOTAL DEPOSIT PURSUANT TO SECTION 9.7 ABOVE.

11.   Liquidated Damages.

11.1.  THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY BREACH OF THIS AGREEMENT BY TIANWEI MAY CAUSE IRREPARABLE AND IMMEASURABLE DAMAGE TO HOKU.  BECAUSE IT IS DIFFICULT TO MEASURE THESE DAMAGES, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY HOKU PURSUANT TO SECTION  9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.3 or 12, THEN HOKU SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES, THE TOTAL DEPOSIT (INCLUDING ANY REMAINING PORTION THEREOF NOT CREDITED AGAINST PRODUCT SHIPMENTS).  ANY AMOUNTS DUE FOR UNDELIVERED PRODUCT UNDER THIS AGREEMENT ARE STILL DUE, UNLESS OTHERWISE AGREED BY BOTH PARTIES IN WRITING.

11.2.  THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY BREACH OF SECTION 3.4 OF THIS AGREEMENT BY HOKU MAY CAUSE IRREPERABLE AND IMMEASURABLE DAMAGE TO TIANWEI.  BECAUSE IT IS DIFFICULT TO MEASURE THESE DAMAGES, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY TIANWEI PURSUANT TO SECTION 9.2.1 DUE TO HOKU’S BREACH OF SECTION 3.4, THEN HOKU SHALL BE OBLIGATED TO PAY AS LIQUIDATED DAMAGES, 150% OF THE FUNDS REMAINING ON THE TOTAL DEPOSIT.

12.   Force Majeure.  Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the affected Party (i.e., the Party that is unable to perform). If such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the conditions of Force Majeure continue to materially impede performance of any material obligation under this Agreement for a period of more than three (3) consecutive calendar months, then the non-affected Party shall be entitled to terminate this Agreement by 30 days’ prior written notice to the other Party.  For

TIANWEI Initials & Date ___________________________	HOKU Initials & Date ___________________________

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the purposes of this Section 12, the inability of TIANWEI to receive, accept or take delivery of Products that have been made available by HOKU pursuant to this Agreement shall not constitute an event of force majeure.

13.   Visitation Rights; Certifications.

13.1.  Until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 9 above, TIANWEI shall have the right to visit the HOKU Facility in Pocatello, Idaho, USA, for the limited purpose of evaluating HOKU’s progress towards completing the construction of its polysilicon production facilities.  TIANWEI shall provide HOKU with at least fifteen (15) days’ prior notice of any such visit, and may not visit more than two times each calendar quarter.  HOKU reserves the right to refuse access to any individual who is not subject to HOKU’s non-disclosure agreement.  TIANWEI shall agree to abide by all of HOKU’s safety and security requirements and instructions for the HOKU Facility.

13.2.  Until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 9 above, HOKU shall provide TIANWEI with monthly updates on the progress of the construction of the HOKU polysilicon production facilities, including, without limitation, an explanation of any potential delays in meeting its shipment obligations to TIANWEI.

13.3.  At any time prior to November 1, 2008, HOKU shall deliver to TIANWEI a signed officer’s certificate in substantially the form of Appendix 4 attached to this Agreement (the “Officer’s Certificate”).

14.   General Provisions.

14.1.  TIANWEI acknowledges that it is the policy of HOKU to scrupulously comply with the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”) and to adopt appropriate and reasonable practices and procedures that are undertaken in such a manner as to substantially eliminate the potential for violation of the FCPA.  TIANWEI further acknowledges that it shall be bound by any law, regulation or other legal enactment, that prohibits corrupt practices of the type or nature described in the FCPA and that is applicable to TIANWEI, and TIANWEI hereby represents and warrants that neither HOKU, nor to TIANWEI’s knowledge, any other authorized person or entity associated with or acting for or on behalf of HOKU, has knowingly directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to TIANWEI, whether in money, property, or services (i) to obtain favorable treatment in securing business from TIANWEI, (ii) to pay for favorable treatment for business secured from TIANWEI, or (iii) to obtain special concessions or for special concessions already obtained from TIANWEI, for or in respect of HOKU, in violation of any legal requirement or applicable law.

14.2.  This Agreement shall be construed under and governed by the laws of the State of California, U.S.A.

14.3.  Upon notice from one Party to the other of a dispute hereunder, the Parties agree to hold a meeting within thirty (30) days of receipt of such notice with at least one (1) representative from each Party who has decision-making authority for such company. At this meeting, the Parties will attempt to resolve the dispute in good faith. If, after the meeting, the dispute has not been resolved, only then may a Party resort to litigation. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought in California, USA. In any such proceeding, neither Party shall assert that such a court lacks jurisdiction over it or the subject matter of the proceeding.

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14.4.  HOKU may assign this Agreement to any of its Affiliates, and may assign its rights under this Agreement to any collateral agent as collateral security for HOKU’s secured obligations in connection with the financing of a HOKU Facility, without the consent of TIANWEI.  When HOKU assigns this agreement to any of its Affiliates, such Affiliate receiving the assignment must have the capacity to fulfill the remaining contract obligations and under the circumstance that such Affiliate is unable to fulfill the obligations, HOKU shall be held jointly and severally liable. Except as stated in the previous sentences, neither HOKU nor TIANWEI may assign this Agreement to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, an assignment of this Agreement by either Party in connection with a merger, acquisition, or sale of all or substantially all of the assets or capital stock of such Party shall not require the consent of the other Party.  If this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.

14.5.  All notices delivered pursuant to this Agreement shall be in writing and in the English language.  Except as provided elsewhere in this Agreement, a notice is effective only if the Party giving or making the notice has complied with this Section 14.5 and if the addressee has received the notice. A notice is deemed to have been received as follows:

(a)
If a notice is delivered in person, or sent by registered or certified mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; or

(b)
If a notice is sent by facsimile, upon receipt by the Party giving the notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

Each Party giving a notice shall address the notice to the appropriate person at the receiving Party at the address listed below or to a changed address as the Party shall have specified by prior written notice:

TIANWEI:

TIANWEI NEW ENERGY (CHENGDU) WAFER CO., LTD.
Road 8, Southwest Airport Economical Development Zone Chengdu, China (Postal 610200)
Tel: +86 (28) 67055001
Fax: +86 (28) 67055000
Attn: Mr. Guo Aihua, General Manager

With a copy to:

SINOTRANSPACIFIC POLY LLC
19800 MacArthur Blvd. Suite 300
Irvine, CA 92620
Tel:  +1 (949) 757-4190
Fax:  +1 (949) 242-2757
Attn:  Jeremy Yin, Managing Director

HOKU:

HOKU MATERIALS, INC.
1288 Ala Moana Blvd., Ste. 220
Honolulu, HI 96814
Attn:  Mr. Dustin Shindo, CEO
Facsimile:  +1 (808) 440-0357

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14.6.  The waiver by either Party of the remedy for the other Party’s breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

14.7.  If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

14.8.  No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

14.9.  No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

14.10.    Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that the Parties will work together to issue a joint press release within two (2) days after execution of this Agreement.  Notwithstanding the foregoing, either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all pricing and technical information set forth in this Agreement.

14.11.    This Agreement constitutes the entire agreement between the Parties and supersedes all prior proposal(s) and discussions, relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

14.12.    The headings are inserted for convenience of reference and shall not affect the interpretation and or construction of this Agreement.

14.13.    Words expressed in the singular include the plural and vice-versa.

[Remainder of page is intentionally blank]

TIANWEI Initials & Date ___________________________	HOKU Initials & Date ___________________________

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Supply Agreement as of the date last set forth below.

TIANWEI:		HOKU:

TIANWEI NEW ENERGY (CHENGDU) WAFER CO., LTD.		HOKU MATERIALS, INC.

By:	/s/ Qiang Ding	By:	/s/ Dustin M. Shindo

Title:	Legal Representative	Title:	President and CEO
	Authorized Signatory		Authorized Signatory

Date:	December 22, 2009	Date:	December 22, 2009

CONFIDENTIAL

Appendix 1

Pricing Schedule

	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Total
Tons per Year	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Price per kg*	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

If there is uncertainty in price between the delivery period and the total quantity for that period based on the table above, the price assigned to the quantity shall prevail.  For example, the first [*] MT shall be invoiced at $[*] per kilogram.

Credit Schedule

Pursuant to Section 5.6, the Total Deposit shall be credited each Year according to the following schedule:

	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Total
Total Credit Per Year	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Net Cash Price per kg	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

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Appendix 2 -- Product Specifications

[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

[*]

Qualified Laboratories:

[*]

TIANWEI Initials & Date ___________________________	HOKU Initials & Date ___________________________

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APPENDIX 3

Form of Letter of Credit

IRREVOCABLE STANDBY LETTER OF CREDIT

BENEFICIARY:                                                                                                ADVISING BANK:

HOKU MATERIALS, INC.                                                                             [INSERT ADVISING BANK NAME]
ONE HOKU WAY                                                                                            [INSERT BANK ADDRESS]
POCATELLO, IDAHO 83204

Gentlemen:

We hereby establish in your favor our Irrevocable Standby Letter of Credit No.______________, available by your drafts at sight on                    (ISSUING BANK’S NAME)                     ) for the account of _______________, up to an aggregate amount of Thirty Million U.S. Dollars (US$30,000,000).

Alternatively, electronic drawings may be made by authenticated Swift indicating the amount drawn and stating “Drawn under Credit No. ___________ of (ISSUING BANK’S NAME AND ADDRESS) dated _______, 2008.

Multiple presentations permitted.

All drafts must bear or be electronic drawings with the clause "Drawn under Credit No. ___________ of (ISSUING BANK’S NAME) dated __________, 2008."

This Letter of Credit is subject to an automatic extension, without a written amendment, to extend the expiration date for an additional period of one year from the present or each future expiration date unless at least thirty (30) days prior to any expiration date we notify you in writing by certified or registered mail or other similarly expeditious receipted service at the above address that this Letter of Credit will not be extended for any such additional period.  Upon receipt by you of such notice, you may draw hereunder on or before the then relevant expiration date by means of your draft on us at sight or alternatively, by electronic drawings as mentioned above.

Any and all banking charges are for the account of the applicant.

Pursuant to U.S. Law, we are prohibited from issuing, transferring, accepting or paying letters of credit to any party or entity identified on the Office of Foreign Asset Control, U.S. Department of Treasury list or subject to the denial of export privileges by the U.S. Department of Commerce.

This Credit is issued subject to the International Standby Practices 1998 (ISP98), International Chamber of Commerce Publication No. 590.

It is a condition of this letter of credit that it is transferable and may be transferred in its entirety, but not in part, and may be successively transferred by you or any transferee hereunder to a successor transferee(s). Transfer under this letter of credit to such transferee must be jointly signed by Beneficiary and shall be effected upon presentation to us of the original of this letter of credit and any amendments hereto accompanied by a request designating the transferee in the form of Annex A, attached hereto, appropriately completed.

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We hereby engage with you that all drawings under and in compliance with the terms and conditions of this Credit shall be duly honored if drawn and presented on or before June 30, 2010, the expiration date, or any extended date as provided above, at (ISSUING BANK’S NAME AND ADDRESS).

Sincerely,

Authorized Signature	Authorized Signature

TIANWEI Initials & Date ___________________________	HOKU Initials & Date ___________________________

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ANNEX A

Transfer of Letter of Credit

[Date]

Delivered under [insert Bank name],
Irrevocable Standby Letter of Credit No. [_____],
dated [__________].

[_______________]
[_______________]
[_______________]
Attention: [_______________]

Ladies and Gentlemen:

Reference is made to [insert Bank name], Irrevocable Standby Letter of Credit No. [_____] dated [_______] (the “Letter of Credit”), issued by you in favor of us. Any capitalized terms used, but not defined, herein shall have its respective meaning as set forth in the Letter of Credit.

For value received, the undersigned, as Beneficiary under the Letter of Credit, hereby irrevocably assigns and transfers to [__________] (the “Transferee”) all rights of the undersigned to draw under the Letter of Credit in their entirety.

By this transfer, all rights of the undersigned, as Beneficiary under the Letter of Credit, are transferred to the Transferee, and the Transferee shall have the sole rights with respect to the Letter of Credit relating to any amendments thereof and any notices thereunder.  All amendments to the Letter of Credit are to be consented to by the Transferee without necessity of any consent of or notice to the undersigned.

Simultaneously with the delivery of this notice to you, copies of this notice are being transmitted to the Transferee.

The Letter of Credit is returned herewith, and we ask you to either issue a substitute letter of credit for the benefit of the Transferee or endorse the transfer on the reverse thereof, and forward it directly to the Transferee with your customary notice of transfer.

Yours faithfully

(Authorized Signatory)

For
[BENEFICIARY]

ACKNOWLEDGED:
(Authorized Signatory)

For
[SUCCESSOR BENEFICIARY]

TIANWEI Initials & Date ___________________________	HOKU Initials & Date ___________________________

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APPENDIX 4

Officer’s Certificate

TO:           TIANWEI NEW ENERGY (CHENGDU) WAFER CO., LTD.

This officer’s certificate (this “Certificate”) is being delivered by Hoku Materials, Inc. (“HOKU”), to Tianwei New Energy (Chengdu) Wafer Co., Ltd. (“TIANWEI”), pursuant to Section 13.3 of that certain Supply Agreement dated as of August __, 2008, by and between HOKU and TIANWEI (the “Supply Agreement”).  Capitalized terms not otherwise defined in this Certificate are defined in the Supply Agreement.

On behalf of HOKU, the undersigned hereby certifies that as of the date hereof, the aggregate of all of HOKU’s binding polysilicon sales commitments (including the Supply Agreement) do not exceed the rated monthly production capacity of all polysilicon reactors ordered for, or installed at, HOKU Facilities, as certified by the manufacturer thereof. Subject to the foregoing, this certification shall not apply to (A) supply contracts for additional capacity from Facility expansion, including pre-sales of potential Facility expansions, or from increased productivity of the Reactors, or (B) entering into long-term contracts for the sale of polysilicon that does not meet the Product Specifications.

By:
Dustin Shindo, Chief Executive Officer

Date:

TIANWEI Initials & Date ___________________________	HOKU Initials & Date ___________________________

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APPENDIX 5

Security interest agreement